Exhibit 99.1

Press Release

Media Contact Robin Pence 703 682 6552

Investor Contact Ahmed Pasha 703 682 6451

AES Reports Fourth Quarter and Full Year 2007 Results

Full Year EPS from Continuing Operations at $0.73

Full Year Adjusted EPS up 10% to $1.02

Annual Revenues up 17% to $13.6 Billion

Annual Gross Margin at $3.4 Billion

Full Year Net Consolidated Operating Cash Flow at $2.4 Billion

ARLINGTON, VA, March 17, 2008 – The AES Corporation (NYSE:AES) today reported results for the fourth quarter and full year ended December 31, 2007.

“We are pleased to announce that we had another good year in 2007, demonstrating the financial strength of our portfolio of businesses,” said Paul Hanrahan, AES President and Chief Executive Officer.  He added, “We made good progress in executing and expanding projects in our global pipeline of core and alternative energy businesses and moved into new higher growth markets, all of which positions us well for continued growth going forward.”

Fourth Quarter 2007 Financial Highlights:

•                  Earnings Per Share (EPS) from Continuing Operations of $0.00, including net impairments and other charges of $0.24 as described below

•                  Adjusted EPS from Continuing Operations (a non-GAAP financial measure) of $0.19, including a one-time deferred tax charge of $0.07 related to a change in Mexican tax law

•                  Net Income Per Share of $0.01

•                  Consolidated Net Revenues up 25% to $3.7 billion

•                  Consolidated Gross Margin up 3% to $809 million

•                  Consolidated Operating Cash Flow up 3% to $488 million

•                  Subsidiary Distributions to Parent of $343 million

Full Year 2007 Financial Highlights:

•                  EPS from Continuing Operations of $0.73, including net impairments and other charges of $0.33 recorded in 2007 as described below

•                  Adjusted EPS from Continuing Operations (a non-GAAP financial measure) of $1.02, including a one-time deferred tax charge of $0.07 related to a change in Mexican tax law

•                  Net Loss Per Share of $0.14, primarily due to a loss of $1.00 associated with the sale of a Venezuelan subsidiary, C.A. La Electricidad de Caracas (EDC)

•                  Consolidated Net Revenues up 17% to $13.6 billion

•                  Consolidated Gross Margin relatively flat at $3.4 billion

•                  Consolidated Operating Cash Flow of $2.4 billion, exceeding the Company’s expectations of $2.2 - $2.3 billion

•                  Subsidiary Distributions to Parent of $1.1 billion

Other 2007 Highlights:

•                  Acquired TEG and TEP petroleum coke-fired generation facilities located in northern Mexico, with a total combined operating capacity of 460 MW

•                  Won auction rights to develop and/or operate 1,762 MW in the Republic of South Africa and the Philippines, which are subject to final negotiation and closing conditions

•                  Acquired two Midwestern wind projects from GE with 186 MW of operating capacity and started construction on a 170 MW expansion of the Buffalo Gap wind farm in Texas

•                  Expanded renewable generation development efforts into Turkey and China

•                  Secured coal rights for up to 2,400 MW of new generation capacity in India

•                  Improved capital structure by refinancing over $1 billion of the Senior Secured Second Priority Notes with Senior Unsecured Debt, lowering borrowing costs and improving covenants

Fourth Quarter 2007 in Review

Revenue

During the quarter, revenues increased by $739 million, or 25%, to $3.7 billion.  The increase in revenues reflects higher prices and volumes from the generation businesses of approximately $358 million across all four of the Company’s regions, as well as favorable foreign currency translation of approximately $258 million.  It also reflects approximately $57 million from TEG and TEP, two plants the Company acquired in northern Mexico in the first quarter of 2007.

Gross Margin

Gross margin increased by $20 million, or 3%, to $809 million.  Gross margin benefited from a combination of higher prices at the North American and European businesses, favorable foreign currency translation and contributions from new businesses of approximately $149 million.  These gains were offset in part by higher fixed costs at Eletropaulo, one of our distribution companies in Brazil, and Sonel, our integrated utility in Cameroon, coupled with the previously anticipated tariff reset at Eletropaulo in July 2007.

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Income from Continuing Operations & Net Income

Fourth quarter income from continuing operations was $4 million, or $0.00 per diluted share, versus ($14) million, or ($0.02) per diluted share in fourth quarter 2006.  The net loss in 2006 was primarily driven by higher development and overhead costs related to remediation work in fourth quarter 2006 ($0.05), restatement charges in Brazil ($0.03), charges related to the restructuring of certain of the Company’s Brazilian subsidiaries ($0.02) and one-time costs related to the refinancing of debt at certain of the Company’s subsidiaries in Panama ($0.01).

The $0.00 per diluted share earned in the fourth quarter from continuing operations includes net charges of $0.24 related to certain significant items.  These items include:

•                  an asset impairment at Uruguaiana, a generation plant in Brazil that the Company owns indirectly through its Brasiliana subsidiary ($0.24)

•                  a write-off of the Company’s remaining equity investment in ($0.02) and impairment of prepaid carbon emission credits ($0.01) from AgCert, a UK company which produces Certified Emission Reductions (CERs);

•                  expenses associated with deferred financing charges and make-whole fees related to the refinancing of corporate debt ($0.08);

•                  a one-time deferred tax charge arising from a change in Mexican tax law ($0.07); and

•                  a gain of $0.18 realized from the secondary sale of shares by the Company’s Chilean subsidiary Gener

Excluding the net impact of these significant charges, as well as the one-time charges in 2006 identified above, the main driver of the year-over-year improvement in both income from continuing operations and adjusted earnings per share (a non-GAAP financial measure) was improved operating performance at our North American and European businesses.

Fourth quarter net income was $8 million, or $0.01 per diluted share, as compared to $15 million or $0.02 reported for the fourth quarter 2006.

Adjusted earnings per share (a non-GAAP financial measure) was $0.19 in fourth quarter 2007 versus ($0.02) in fourth quarter 2006. Fourth quarter 2007 adjusted earnings includes a one-time, non-cash, charge of $0.07 related to a change in Mexican tax law. Adjusted earnings excludes the impact of: (i) $0.02 in net mark to market losses amounts related to FAS 133 derivative transactions, (ii) $0.09 of net losses due to disposition transactions and impairments and (iii) $0.08 of charges related to the write-off of deferred financing charges and expensing of make-whole fees related to the refinancing of corporate debt.

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Cash Flow

Fourth quarter 2007 net cash from operating activities was $488 million as compared to $476 million in fourth quarter 2006.  The increase was primarily attributable to improved operating performance at our North American and European businesses, which more than offset the impact of the sale of EDC in second quarter 2007.  Excluding any contribution from EDC, which is included in the consolidated statement of cash flows, net cash from operating activities would have increased by approximately $30 million.

Full Year 2007 in Review

Revenue

During the year, revenues increased by $2.0 billion, or more than 17%, to $13.6 billion.  The increase in revenues is attributable to higher prices from our generation businesses across all four of the Company’s regions of $688 million, and $636 million from favorable currency translation at our utility businesses in Latin America.  The increased revenues also reflects the contributions from new or recently acquired generation businesses, TEG and TEP in Mexico and Itabo in the Dominican Republic of $286 million, as well as higher utility volumes from our utility businesses in both Brazil and the Ukraine.

Gross Margin

Gross margin remained relatively flat at $3.4 billion, as improved operations in North America, favorable foreign currency translation primarily in Brazil and the addition of TEG and TEP and Itabo were largely offset by the previously anticipated Eletropaulo tariff reset in July 2007, the impacts of gas curtailments and drier than normal hydrology at our businesses in the Southern Cone region of Latin America, as well as higher fixed costs at Eletropaulo and Sonel.

Income from Continuing Operations & Net Income

Income from continuing operations was $495 million, or $0.73 per diluted share, as compared to $176 million, or $0.27 per diluted share in 2006.  Results for 2006 include the restructuring of certain of the Company’s Brazilian subsidiaries which resulted in a

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non-cash, after-tax charge to income from continuing operations of $509 million or $0.76 per diluted share.  For the full year, there was a net loss of $95 million, or $0.14 per diluted share, versus net income of $247 million, or $0.37 per diluted share, in 2006.  The net loss in 2007 is driven by the sale of EDC, which resulted in a non-cash, after-tax charge of $680 million or $1.00 per diluted share.  Adjusted earnings per share (a non-GAAP financial measure) was $1.02 in 2007, including a one-time charge of $0.07 related to a change in Mexican tax law.  That compares to adjusted earnings per share (a non-GAAP financial measure) of $0.93 in 2006.

Excluding the impacts of the Brasiliana restructuring in 2006 and the significant charges of $0.33 in 2007, which includes both the $0.24 identified above for the fourth quarter as well as $0.09 in net asset losses/impairments recorded during the first three quarters, the main driver of the year-over-year increase in earnings per diluted share and adjusted earnings per share was improved operations at the North American and European businesses, the addition of new businesses and favorable foreign currency translation.  This improvement helped offset the impacts of the gas curtailment in the Southern Cone region of Latin America, as well as higher corporate overhead charges related to financial restatements, remediation work and higher business development costs.

Cash Flow

During the year, net cash from operating activities was $2.4 billion, an increase of $6 million compared to 2006.  Net cash from operating activities benefited from improved operating performance at the North American and European businesses which largely offset the impact of the sale of EDC in May 2007.  Excluding any contribution from EDC, net cash from operating activities would have increased by approximately $119 million.

2008 Guidance

AES expects 2008 diluted earnings per share from continuing operations of $2.43, including an expected net gain of $1.29 or $900 million related to the sale of two indirectly owned subsidiaries in Kazakhstan.  The Company expects adjusted earnings per share of $1.14.  For 2008, the Company expects net cash from operating activities of $2.3 billion to $2.4 billion, free cash flow of $1.4 billion to $1.6 billion and subsidiary distributions of $1.0 to $1.1 billion.

The Company will be updating its long term-term guidance through 2012 during its fourth quarter and year-end earnings call.

APPENDIX

Fourth Quarter 2007 Segment Highlights

•      Latin America Generation revenue increased by $326 million to $1.0 billion, primarily due to higher prices and volume in Chile of approximately $184 million, an increase in both sales to Eletropaulo and volume of energy sold to third parties at

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Tietê in Brazil of approximately $55 million, higher spot market sales in the Dominican Republic of approximately $20 million and favorable foreign currency translation of approximately $13 million. Gross margin increased by $51 million to $324 million, primarily due to the increase in Tietê energy sales.

•                  Latin America Utilities revenue increased by $228 million to $1.4 billion, primarily due to approximately $211 million in favorable foreign currency translation.  Gross margin decreased by $106 million to $94 million, primarily due to an increase in fixed costs and higher purchased power costs of approximately $107 million at Eletropaulo.  Approximately $84 million of the increase in fixed costs is associated with an increase in the labor contingency charge recorded in 2007 versus 2006.

•                  North America Generation revenue increased by $121 million to $543 million, primarily due to approximately $57 million in contributions from the newly acquired TEG and TEP businesses in Mexico and approximately $28 million attributable to higher prices in New York as well as higher volumes due to the planned Somerset outage in 2006.  Gross margin increased by $65 million to $167 million, primarily due to the higher prices and volumes as well as lower costs at Eastern Energy, an impact of approximately $41 million, and contributions from TEG and TEP of approximately $18 million.

•                  North America Utilities revenue increased by $4 million to $257 million, due primarily to an increase in wholesale power sales and environmental trackers within Indianapolis Power & Light’s (IPL) rates.  Gross margin increased by $3 million to $68 million, due in part to lower SO2 allowance purchase costs of approximately $13 million arising from the installation of clean coal technology at IPL’s Harding Street plant, offset by an increase of approximately $12 million in fixed maintenance costs.

•                  Europe & Africa Generation revenue increased by $30 million to $292 million, primarily due to favorable foreign currency translation of approximately $23 million. Increased prices and volumes of approximately $15 million in Kazakhstan and $13 million in Kilroot contributed as well, more than offsetting the decrease in volume at Hungary of approximately $19 million.  Gross margin increased by $32 million to $108 million, primarily due to higher capacity pricing at Kilroot and increased rates and volume in Kazakhstan.

•                  Europe & Africa Utilities revenue increased by $30 million to $182 million, primarily due to increased rates of approximately $18 million in Ukraine and approximately $9 million in favorable foreign currency translation.  Gross margin decreased by $13 million, primarily due to an increase in fixed maintenance costs of approximately $18 million at Sonel in Cameroon.

•                  Asia Generation revenue increased by $29 million to $203 million, primarily due to higher volume in Sri Lanka and higher dispatch in Pakistan.  Gross margin decreased by $4 million to $39 million, primarily due to higher fuel costs at Ras Laffan in

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Oman and higher coal costs in China.  Increased revenue at our businesses in Sri Lanka and Pakistan had only a modest impact on gross margin due to related increases in fuel costs.

Full Year 2007 Segment Highlights

•      Latin America Generation revenue increased by $895 million to $3.5 billion, primarily due to higher volume and prices at Gener and Alicura of approximately $443 million and $95 million, respectively.  Increased volume and intercompany sales at Tietê contributed approximately $130 million as well.  Gross margin decreased by $97 million to $955 million, primarily due to an increase in costs of approximately $173 million as a result of gas supply curtailments, drier than normal hydrology and higher spot prices for purchased electricity in the Company’s businesses located in the Southern Cone region of Latin America.

•      Latin America Utilities revenue increased by $620 million to $5.2 billion, primarily due to approximately $493 million in favorable foreign currency translation, as well as increased rates and volume at our Sul and El Salvador businesses of approximately $99 million.  Gross margin decreased by $23 million to $865 million, primarily due to reduced tariff rates at Eletropaulo of $355 million offset by lower costs, favorable foreign currency translation of approximately $148 million and higher volume of $74 million.

•      North America Generation revenue increased by $240 million to $2.2 billion, primarily due to the approximately $200 million contributed by the acquisition of the TEG and TEP facilities and $96 million in higher rate and volume sales at Eastern Energy; offset in part by $51 million of mark to market adjustments in 2006 for embedded derivatives at Deepwater and lower emission sales of $39 million.  Gross margin increased by $92 million to $702 million, primarily due to the acquisition of TEG and TEP in Mexico, combined with higher rates and volumes and lower cost at Eastern Energy; offset by lower emission sales of $39 million.

•      North America Utilities revenue increased by $20 million to $1.1 billion, primarily due to increased volume from favorable weather, offset by a slight decrease in tariff rates at IPL.  Gross margin increased by $36 million to $313 million, primarily due to increased sales volume and deferred fuel cost recovery at IPL.

•      Europe & Africa Generation revenue increased by $123 million to $975 million, primarily due to favorable currency translation of approximately $77 million and increased rate and volume sales of approximately $60 million at the Company’s businesses in Kazakhstan; offset in part by lower emission sales in Hungary and the Czech Republic of approximately $28 million.  Gross margin increased by $28 million to $275 million, primarily due to rate and volume increases at our businesses in Kazakhstan and Kilroot of $44 million and $13 million, respectively; offset in part by lower emission sales in Hungary and the Czech Republic.

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•      Europe & Africa Utilities revenue increased by $90 million to $660 million, primarily due to increased tariff rates and volume of approximately $57 million in the Ukraine and approximately $28 million in favorable foreign currency translation.  Gross margin decreased by $40 million to $63 million, primarily due to higher fuel usage and certain non-fuel operating and maintenance costs at Sonel.

•      Asia Generation revenue increased by $104 million to $889 million, primarily due to increased dispatch of approximately $83 million at Lal Pir and Pak Gen, as well as $30 million of improvement at Kelanitissa due to favorable dispatch.  Gross margin decreased by $8 million to $193 million, primarily due to decreased volume at Chigen and higher coal prices in China.  Much of the increase in revenue for Pakistan and Kelanitissa is offset by higher fuel prices.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of adjusted earnings per share and free cash flow and reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2008 Financial Guidance Elements.

Conference Call Information

AES will host a conference call on Monday, March 17, 2008 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-866-229-5768 at least ten minutes before the start of the call.  International callers should dial +1-973-200-3007.  The reservation number for this call is 39483860.  Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EDT on Monday, March 17, 2008 through Monday, April 7, 2008.  Callers in the U.S. please dial 1-800-642-1687.  International callers should dial +1-706-645-9291.  The system will ask for a reservation number; please enter 39483860 followed by the pound key (#).  A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

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About AES

AES is one of the world’s largest global power companies, with 2007 revenues of $13.6 billion. With operations in 28 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 13 regulated utilities amass annual sales of over 78,000 GWh and our 121 generation facilities have the capacity to generate approximately 43,000 megawatts. Our global workforce of 28,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2007 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2007	2006	2007	2006
		(Restated)		(Restated)
Revenues	$3,673	$2,934	$13,588	$11,576
Cost of sales	(2,864)	(2,145)	(10,179)	(8,142)
GROSS MARGIN	809	789	3,409	3,434

General and administrative expenses	(118)	(123)	(379)	(301)
Interest expense	(499)	(443)	(1,788)	(1,769)
Interest income	141	112	500	434
Other expense	(176)	(283)	(255)	(452)
Other income	34	33	358	116
Gain on sale of investments	124	—	134	98
Loss on sale of subsidiary stock	—	(3)	—	(535)
Impairment expense	(370)	(12)	(408)	(17)
Foreign currency transaction gains (losses) on net monetary position	13	(9)	24	(80)
Equity in earnings of affiliates	19	7	76	73
Other non-operating expense	(12)	—	(57)	—

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	(35)	68	1,614	1,001

Income tax expense	(79)	(51)	(685)	(362)
Minority interest expense	118	(31)	(434)	(463)

INCOME (LOSS) FROM CONTINUING OPERATIONS	4	(14)	495	176

Income from operations of discontinued businesses, net of tax	—	27	71	107
Gain (loss) from disposal of discontinued businesses, net of tax	4	2	(661)	(57)
Extraordinary item, net of tax	—	—	—	21

NET INCOME (LOSS)	$8	$15	$(95)	$247

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$—	$(0.02)	$0.73	$0.27
Discontinued operations	0.01	0.04	(0.87)	0.07
Extraordinary item	—	—	—	0.03

DILUTED EARNINGS (LOSS) PER SHARE	$0.01	$0.02	$(0.14)	$0.37

Diluted weighted average shares outstanding (in millions)	676	658	678	672

1

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
($ in millions)		(Restated)		(Restated)

REVENUES
Latin America - Generation	$1,036	$710	$3,510	$2,615
Latin America - Utilities	1,383	1,155	5,172	4,552
North America - Generation	543	422	2,168	1,928
North America - Utilities	257	253	1,052	1,032
Europe & Africa - Generation	292	262	975	852
Europe & Africa - Utilities	182	152	660	570
Asia - Generation	203	174	889	785
Corp/Other & eliminations	(223)	(194)	(838)	(758)

Total revenue	$3,673	$2,934	$13,588	$11,576

GROSS MARGIN
Latin America - Generation	$324	$273	$955	$1,052
Latin America - Utilities	94	200	865	888
North America - Generation	167	102	702	610
North America - Utilities	68	65	313	277
Europe & Africa - Generation	108	76	275	247
Europe & Africa - Utilities	(1)	12	63	103
Asia - Generation	39	43	193	201
Corp/Other & eliminations	10	18	43	56

Total gross margin	$809	$789	$3,409	$3,434

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America - Generation	$20	$149	$667	$800
Latin America - Utilities	3	(29)	612	(163)
North America - Generation	94	22	536	420
North America - Utilities	38	32	196	153
Europe & Africa - Generation	88	51	225	203
Europe & Africa - Utilities	(6)	3	50	85
Asia - Generation	16	14	129	127
Corp/Other & eliminations	(288)	(174)	(801)	(624)

Total (loss) income from continuing operations before income taxes and minority interest	$(35)	$68	$1,614	$1,001

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THE AES CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,	December 31,
($ in millions, except shares and par value)	2007	2006
		(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,058	$1,358
Restricted cash	522	548
Short term investments	1,306	640
Accounts receivable, net of reserves of $255 and $232, respectively	2,270	1,765
Inventory	480	445
Receivable from affiliates	56	91
Deferred income taxes - current	286	214
Prepaid expenses	137	106
Other current assets	1,076	927
Current assets of held for sale and discontinued businesses	145	484
Total current assets	8,336	6,578

PROPERTY, PLANT AND EQUIPMENT
Land	1,052	921
Electric generation, distribution assets, and other	24,696	21,464
Accumulated depreciation	(7,502)	(6,427)
Construction in progress	1,774	987
Property, plant and equipment, net	20,020	16,945

OTHER ASSETS
Deferred financing costs, net of accumulated amortization of $227 and $188, respectively	352	311
Investment in and advances to affiliates	743	591
Debt service reserves and other deposits	568	515
Goodwill	1,416	1,414
Other intangible assets, net of accumulated amortization of $262 and $228, respectively	505	498
Deferred income taxes - noncurrent	647	601
Other assets	1,685	1,587
Noncurrent assets of held for sale and discontinued businesses	181	2,234
Total other assets	6,097	7,751

TOTAL ASSETS	$34,453	$31,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,073	$788
Accrued interest	255	404
Accrued and other liabilities	2,638	2,143
Non-recourse debt - current portion	1,142	1,402
Recourse debt - current portion	223	—
Current liabilities of held for sale and discontinued businesses	151	313
Total current liabilities	5,482	5,050

LONG-TERM LIABILITIES
Non-recourse debt	11,297	9,840
Recourse debt	5,332	4,790
Deferred income taxes - noncurrent	1,197	809
Pension liabilities and other post-retirement liabilities	921	844
Other long-term liabilities	3,754	3,556
Long-term liabilities of held for sale and discontinued businesses	65	479
Total long-term liabilities	22,566	20,318

Minority Interest (including discontinued businesses of $- and $175, respectively)	3,241	2,927

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 670,339,855 and 655,126,309 shares issued and outstanding at December 31, 2007 and 2006, respectively)	7	7
Additional paid-in capital	6,776	6,659
Accumulated deficit	(1,241)	(1,093)
Accumulated other comprehensive loss	(2,378)	(2,594)
Total stockholders’ equity	3,164	2,979

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,453	$31,274

3

THE AES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended December 31,
($ in millions)	2007	2006
		(Restated)
OPERATING ACTIVITIES
Net (loss) income	$(95)	$247
Adjustments to net (loss) income:
Depreciation and amortization	942	933
Loss from sale of investments and impairment expense	333	471
Loss on disposal and impairment write-down - discontinued operations	669	57
Provision for deferred taxes	210	(10)
Minority interest expense	452	482
Contingencies	196	173
Loss on the extinguishment of debt	92	148
Other	(34)	12
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(306)	94
Increase in inventory	(26)	(3)
Decrease (increase) in prepaid expenses and other current assets	335	(69)
(Increase) decrease in other assets	(134)	149
Decrease in accounts payable and accrued liabilities	(398)	(385)
Increase in other liabilities	121	52
Net cash provided by operating activities	2,357	2,351

INVESTING ACTIVITIES
Capital expenditures	(2,425)	(1,460)
Acquisitions, net of cash acquired	(315)	(19)
Proceeds from the sales of businesses	1,136	898
Proceeds from the sales of assets	16	24
Sale of short-term investments	2,492	2,011
Purchase of short-term investments	(2,982)	(2,359)
Increase in restricted cash	(28)	(8)
Purchase of emission allowances	(13)	(77)
Proceeds from the sales of emission allowances	17	82
Decrease in debt service reserves and other assets	122	39
Purchase of long-term available-for-sale securities	(49)	(52)
Repayment of affiliate loan	55	—
Other investing	4	14
Net cash used in investing activities	(1,970)	(907)

FINANCING ACTIVITIES
(Repayments) borrowings under the revolving credit facilities, net	(85)	72
Issuance of recourse debt	2,000	—
Issuance of non-recourse debt	2,297	3,097
Repayments of recourse debt	(1,315)	(150)
Repayments of non-recourse debt	(2,251)	(4,059)
Payments for deferred financing costs	(97)	(86)
Distributions to minority interests	(699)	(335)
Contributions from minority interests	374	125
Issuance of common stock	58	78
Financed capital expenditures	(35)	(52)
Other financing	(3)	(7)
Net cash provided by (used in) financing activities	244	(1,317)
Effect of exchange rate changes on cash	69	62

Total increase in cash and cash equivalents	700	189
Cash and cash equivalents, beginning	1,358	1,169

Cash and cash equivalents, ending	$2,058	$1,358

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THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2007		2006	2007		2006
($ in millions, except per share amounts)			(Restated)			(Restated)

Diluted EPS From Continuing Operations	$—		$(0.02)	$0.73		$0.27

FAS 133 Mark to Market (Gains)/Losses	0.02		—	0.03		(0.06)
Currency Transaction (Gains)/Losses	—		—	—		0.01
Net Asset (Gains)/Losses and Impairments	0.09	(1)	—	0.18	(2)	0.68
Debt Retirement (Gains)/Losses	0.08		—	0.08		0.03

Adjusted Earnings (Loss) Per Share(1)(2)(3)(4)	$0.19		$(0.02)	$1.02		$0.93

Capital Expenditures

Maintenance Capital Expenditures	$199		$292	$878		$867
Growth Capital Expenditures	506		176	1,582		645

Total Capital Expenditures	$705		$468	$2,460		$1,512

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$488		$476	$2,357		$2,351
Less: Maintenance Capital Expenditures	199		292	878		867

Free Cash Flow(5)	$289		$184	$1,479		$1,484

(1)

Amount includes: AgCert receivable write-off of $0.01, pre-tax and after-tax charge of $14 million and $9 million, respectively; Uruguaiana impairment of $0.24; Gener secondary share sale gain of ($0.18); and AgCert investment impairment of $0.02. Other than the AgCert receivable write-off noted above, these adjustments have no tax effect.

(2)

In addition to Q4 items referenced in footnote (1), amount includes: AgCert investment impairment of $0.06, pre-tax and after-tax charge of $40 million; Placerita impairment of $0.02, pre-tax and after-tax charge of $25 million and $15 million, respectively; and Coal Creek impairment of $0.01, pre-tax and after-tax charge of $10 million and $6 million, respectively.

(3)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to early retirement of recourse debt.  AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency gains and losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(4)

Effective January 1, 2008, the company has decided to include in its definition of adjusted earnings per share, costs associated with early retirement of non-recourse debt, in addition to recourse debt. This modification will apply prospectively and is not reflected in the 2007 results presented in this Form 8-K.

(5)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures).  AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

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The AES Corporation

Parent Financial Information  (unaudited)

Parent only data: last four quarters
($ in millions)	4 Quarters Ended
	December 31,	September 30,	June 30,	March 31,
Total subsidiary distributions & returns of capital to Parent	2007	2007	2007	2007
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,099	$1,067	$1,058	$976
Returns of capital distributions to Parent & QHCs	106	94	92	87
Total subsidiary distributions & returns of capital to Parent	$1,205	$1,161	$1,150	$1,063

Parent only data: quarterly
($ in millions)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
Total subsidiary distributions & returns of capital to Parent	2007	2007	2007	2007
	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$343	$361	$259	$137
Returns of capital distributions to Parent & QHCs	21	35	34	15
Total subsidiary distributions & returns of capital to Parent	$364	$396	$293	$152

Parent Company Liquidity(3)	Balance at
($ in millions)	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs(2)	$1,315	$619	$405	$74
Availability under revolver	838	896	973	804
Ending liquidity	$2,153	$1,515	$1,378	$878

(1)

Subsidiary distributions—Subsidiary Distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP.  Subsidiary Distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company.  The reconciliation of difference between the Subsidiary Distributions and Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature.  These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent). Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

(3)

Liquidity — Defined as cash at the Parent Company plus availability under corporate revolver plus cash at qualifying holding companies (QHCs). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES's indebtedness.

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AES CORPORATION

2008 FINANCIAL GUIDANCE ELEMENTS

2008 Guidance

Income Statement Elements

Gross Margin	$3.6 to 3.7 billion

Income Before Tax and Minority Interest(1)	$3.0 to 3.1 billion

Diluted Earnings Per Share From Continuing Operations(1)	$2.43

Adjusted Earnings Per Share Factors (1),(2)	$(1.29)

Adjusted Earnings Per Share (2)	$1.14

Cash Flow Elements

Net Cash From Operating Activities	$2.3 to 2.4 billion

Maintenance Capital Expenditures	$0.8 to 0.9 billion

Free Cash Flow (3)	$1.4 to 1.6 billion

Growth Capital Expenditures	$2.3 to 2.4 billion

Subsidiary Distributions	$1.0 to 1.1 billion

Foreign Currency Sensitivity (annual)	10% currency move = app. $0.06 per diluted share

Interest Rate Sensitivity (annual)	1% rate move = app. $0.01 per diluted share

Exchange Rate Assumptions (annual average)
– Brazil Real	1.73 / $
– Euro	0.66 / $
– Argentina Peso	3.22 / $

Notes:

(1)	Includes net gain of approximately $900 million or $1.29 per share primarily from sale of two indirectly owned subsidiaries in Kazakhstan.

(2)	Non-GAAP financial measure. See 2007 Non-GAAP Financial Measures Note 3 and Note 4.

(3)

Non-GAAP financial measure. See 2007 Non-GAAP Financial Measures Note 5. Maintenance capital expenditures reflect total capital expenditures of $3.1 to $3.3 billion less growth capital expenditures of $2.3 to $2.4 billion, including certain growth projects not yet awarded.

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